EXHIBIT 21.1
Subsidiaries of Priority Technology Holdings, Inc.

Priority Technology Holdings, Inc.
Priority Holdings, LLC
Priority Payment Systems, LLC
Priority DMS, LLC
Priority Booms, LLC
Priority Commerce Canada, Inc. (Canada)
Priority Finance, LLC
Priority Residual Finance, LLC
Priority Finance SPV, LLC
Priority Commercial Payments, LLC
Plastiq, Powered by Priority, LLC
Plastiq Canada, Inc. (Canada)
Finxera Holdings, Inc.
Finxera Intermediate, LLC
Finxera, Inc.
Priority IDC Private Limited (India)
Enhanced Capital RETC Fund XII, LLC
Priority Account Administration Services, In c.
Priority Tech Ventures, LLC
Priority IR, LLC
Priority Wave, LLC
Priority Ambient TPA Solutions, LLC
Priority Build, LLC
Primsa Prop Tech, LLC
Priority Rollfi, LLC

EXHIBIT 21.1
Sila, Inc.
Priority Canada Acquisition Company, Inc. (Canada)
Payslate, Inc. (Canada)
Rentmoola Payment Solutions, Ltd. (UK)